Consent of Independent Registered Public Accounting Firm

The Board of Directors

Duckwall-ALCO Stores, Inc.:

We consent to the use of our reports dated April 14, 2006, with respect to the consolidated balance sheets of Duckwall-ALCO Stores, Inc. as of January 29, 2006 and January 30, 2005, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the years in the three-year period ended January 29, 2006, and management’s assessment of the effectiveness of internal control over financial reporting as of January 29, 2006 and the effectiveness of internal control over financial reporting as of January 29, 2006, incorporated herein by reference.

Our report dated April 14, 2006, on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of January 29, 2006, expresses our opinion that Duckwall-ALCO Stores, Inc. did not maintain effective internal control over financial reporting as of January 29, 2006 because of the effect of material weaknesses on the achievement of the objectives of the control criteria and contains an explanatory paragraph which states the Company has not established controls to require a review of certain information prepared for inclusion in the Company’s financial statements and has insufficient controls to ensure that warehouse inventory is properly reflected in the interim financial statements. Specifically, warehouse inventory is only reconciled to the general ledger annually.

/s/ KPMG LLP

Omaha, Nebraska

December 19, 2006